Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Interest of Experts” and to the incorporation by reference in the Registration Statement on Form F-10 and related short form base shelf prospectus of AltaGas Ltd. (the “Company”), dated January 14, 2020, with respect to the sale and issue of up to US$2,000,000,000 of debt securities and preferred shares or any combination thereof, of the Company, and to the incorporation by reference therein of our report dated February 27, 2019 with respect to the consolidated financial statements of the Company as at December 31, 2018 and for the years then ended, included in the Company’s Annual Report on Form 40-F for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

Calgary, Canada.	/s/ Ernst & Young LLP
January 14, 2020	Chartered Professional Accountants